SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities
                Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e) (2))
[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          OFFSHORE LOGISTICS, INC.
____________________________________________________________________________
             (Name of Registrant as Specified in its Charter)

____________________________________________________________________________
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

    _______________________________________________________________________

    (2)  Aggregate number of securities to which transaction applies:

    _______________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    _______________________________________________________________________

    (4)  Proposed maximum aggregate value of transaction:

    _______________________________________________________________________

    (5)  Total fee paid:

    _______________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount previously paid:

    ________________________________________________________________________

    (2)  Form, Schedule or Registration Statement Number:

    ________________________________________________________________________

    (3)  Filing Party:

    ________________________________________________________________________

    (4)  Date Filed:

    ________________________________________________________________________

            [LOGO OF OFFSHORE LOGISTICS, INC. APPEARS HERE]


                       OFFSHORE LOGISTICS, INC.
                          POST OFFICE BOX 5-C
                      LAFAYETTE, LOUISIANA 70505



                NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



         The Annual Meeting of Stockholders of Offshore Logistics, Inc. (the "Company") will be held at The Four Seasons Hotel, 1300 Lamar Street, Houston, Texas on Thursday, December 5, 1996, at 2:30 p.m. for the following purposes:

         1. To elect directors to serve until the next Annual Meeting of the Stockholders and until their successors are chosen and have qualified; and

         2. To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

         The Board of Directors has fixed the close of business on October 10, 1996, as the record date for determination of stockholders entitled to notice of and to vote at the meeting.


         STOCKHOLDERS WHO DO NOT ELECT TO ATTEND IN PERSON ARE REQUESTED
TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD USING THE ENCLOSED SELF-ADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.



                                        By Order of the Board of Directors




                                        George M. Small
                                        Secretary


Lafayette, Louisiana
October 28, 1996

                          OFFSHORE LOGISTICS, INC.

                              PROXY STATEMENT

                     For Annual Meeting of Stockholders
                         To Be Held December 5, 1996


                            SOLICITATION OF PROXIES

         The accompanying Proxy is solicited by the Board of Directors of Offshore Logistics, Inc., 224 Rue de Jean, Suite 100, Lafayette, Louisiana 70508 (the "Company") for use at the Annual Meeting of Stockholders to be held December 5, 1996, and any adjournments thereof.

         All Proxies in the enclosed form that are properly executed and returned to the Company prior to the Annual Meeting will be voted at the Annual Meeting, and any adjournments thereof, as specified by the stockholders in the Proxy or, if not specified, as set forth herein.

         The stockholder has the power to revoke such Proxy at any time before it is exercised, either by giving written notice to the Secretary of the Corporation, by executing and delivering a later-dated proxy or by voting in person at the Annual Meeting.

         This Proxy Statement and the enclosed Proxy are being mailed on approximately November 1, 1996.


                        VOTING SECURITIES OUTSTANDING

         At the close of business on October 10, 1996, the Company had outstanding 19,519,501 shares of Common Stock. Each such outstanding share is entitled to one vote. Only holders of record of Common Stock at the close of business on October 10, 1996, the record date for the Annual meeting, are entitled to vote at the meeting and any adjournments thereof.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Holdings of Principal Stockholders

         The following table shows as of October 10, 1996, certain information with respect to beneficial ownership of the Company's
Common Stock by any person known by the Company to be the beneficial owner of more than five percent of any class of voting securities of the
Company:

                                          Amount
    Name and Address                   Beneficially   Title of    Percent
   of Beneficial Owner                    Owned        Class    of Class (1)
  _____________________                ____________   ________  ____________

Jurika & Voyles, Inc.
1999 Harrison Street, Suite 700
Oakland, California  94612             1,320,401(2)    Common        6.8%

Strong Capital Management, Inc.
and Richard S. Strong
100 Heritage Reserve
Menomonee Falls, WS  53051             1,578,150(3)    Common         8%

___________________________
(1) Percentage of the Common Stock of the Company outstanding as of October 10, 1996.

(2) According to Amendment No. 1 to Schedule 13G dated February 12, 1996, filed with the Securities and Exchange Commission by Jurika & Voyles, Inc. ("Jurika & Voyles"), Jurika & Voyles has shared voting power with respect to 1,239,601 of such shares and shared dispositive power with respect to all of such shares.

(3) According to Amendment No. 3 to Schedule 13G dated February 13, 1996, filed with the Securities and Exchange Commission by Strong Capital Management, Inc., ("Strong"), and its Chairman, Richard S. Strong, Strong has sole voting power with respect to 1,527,100 of such shares and sole dispositive power with respect to all of such shares. Mr. Strong reported identical voting and dispositive power with respect to such shares.


Holdings of Directors, Nominees and Executive Officers

        The following table shows as of October 10, 1996, certain information with respect to beneficial ownership of the Company's
Common Stock by (i) each director or nominee, (ii) each of the executive officers named in the Summary Compensation Table on page 7 of this Proxy Statement, and (iii) all of the Company's directors and executive officers as a group:

                                     Amount
                                  Beneficially     Title of       Percent
Name of Beneficial Owner           Owned  (1)        Class     of Class (2)
________________________          ____________     ________    ____________

Hans J. Albert                        67,330        Common           *
James B. Clement                     324,308        Common         1.7%
Louis F. Crane                        15,000        Common           *
David S. Foster                       11,200        Common           *
Gene Graves                           56,745        Common           *
David M. Johnson                      15,000        Common           *
Kenneth M. Jones                      26,000        Common           *
Ralph B. Murphy                       82,329        Common           *
Harry C. Sager                         6,000        Common           *
George M. Small                      157,017        Common           *
Howard Wolf                           42,990        Common           *
All Directors and Executive
  Officers as a Group
  (13 persons)(3)                    880,529        Common         4.5%

_______________________
* Less than 1%.

(1) Based on information as of October 10, 1996, supplied by directors and executive officers. Unless otherwise indicated, all shares are held by the named individuals with sole voting and investment power. Stock ownership described in the table includes for each of the following directors or executive officers options to purchase within 60 days after October 10, 1996, the number of shares of Common Stock indicated after such director's or executive officer's name: Hans J. Albert -- 63,000 shares; James B. Clement -- 310,000 shares; Louis F. Crane -- 6,000 shares; David S. Foster -- 8,000 shares; Gene Graves -- 55,000 shares; David M. Johnson -- 14,000 shares; Kenneth M. Jones -- 19,000 shares; Ralph B. Murphy -- 80,000 shares; Harry C. Sager -- 4,000 shares; George M. Small -- 150,500 shares; and Howard Wolf -- 12,500 shares, and the following number of shares of Common Stock which were vested at the fiscal year ended June 30, 1996, under the Company's Employee Savings and Retirement Plan (the "401(k) Plan"), based on the 401(k) Plan statement dated June 30, 1996; Hans J. Albert -- 3,326 shares;
         James B. Clement -- 6,300 shares; Gene Graves -- 133 shares;
         Ralph B. Murphy -- 2,329 shares; and George M. Small -- 4,394 shares. Shares held in the 401(k) Plan are voted by the trustee.

(2) Percentage of the Common Stock of the Company outstanding as of October 10, 1996.

(3) Including 796,000 shares which may be acquired within 60 days of October 10, 1996, upon exercise of options.


                         PROPOSALS BY STOCKHOLDERS

         Any proposal by a stockholder intended to be presented at the 1997 Annual Meeting must be received at the Company's office not less than 120 days prior to November 1, 1997. Therefore, any such proposal related to the 1997 Annual Meeting should be received by July 5, 1997, for inclusion in the Company's Proxy Statement and form of Proxy related to that meeting.


                         1.  ELECTION OF DIRECTORS

         Eight directors are to be elected, each to hold office until his successor is elected and qualified or until his earlier death, resignation or removal.

         Unless authority to do so is withheld by the stockholder, each Proxy executed and returned by a stockholder will be voted for the election of the nominees hereinafter named. Directors of the Company having beneficial ownership derived from presently existing voting power, as of October 10, 1996, of approximately 0.3% of the Company's Common Stock have indicated that they intend to vote for the election of all nominees. If any nominee withdraws or for any reason is unable to serve as a director, the persons named in the accompanying Proxy either will vote for such other person as the management of the Company may nominate or, if the management does not so nominate such other person, will not vote for anyone to replace the nominee. The management of the Company knows of no reason that would cause any nominee to be unable to serve as a director or to refuse to accept nomination or election.


Vote Required for Election, Quorum and Tabulation of Votes

         Under the Company's By-laws, a majority of the shares of Common Stock issued and outstanding and entitled to vote at any meeting of stockholders, present in person or by proxy, constitutes a quorum for the transaction of business at the meeting. Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. If specific instructions are not received, brokers may vote the shares in their discretion only as to routine matters. Brokers have discretionary authority to vote in the election of directors. Absent specific instructions from the beneficial owner as to non-routine matters, the New York Stock Exchange precludes its member brokers from voting. The missing votes of non-routine matters are known as "broker non-votes." For purposes of determining the presence or absence of a quorum at the Annual Meeting, abstentions and broker votes on routine matters are counted; thus, broker non-votes are irrelevant for quorum purposes.

         THE AFFIRMATIVE VOTE OF A PLURALITY OF THE VOTES CAST AT THE ANNUAL MEETING IS REQUIRED FOR THE ELECTION OF EACH NOMINEE. ABSTENTIONS AND BROKER NON-VOTES ARE NOT COUNTED AS VOTES CAST EITHER FOR OR AGAINST ANY NOMINEE.

         The Board of Directors unanimously recommends that the stockholders vote "FOR" election of the nominees named below.


Information Concerning Nominees

         Subject to the foregoing, Proxies will be voted for the election of the following eight nominees as directors of the Company, each of whom has engaged in the principal occupation indicated below for at least the past five years:

                                                       Year
                         Principal                     First
                       Occupation and                 Elected
   Nominee          Business Experience              Director  Residence  Age
   _______          ___________________              ________  _________  ___

James B. Clement(1) Chairman, President & Chief         1986   Lafayette,  51
                    Executive Officer of the                   Louisiana
                    Company

Louis F. Crane (1)  President of Orleans Capital        1987   New         55
                    Management (November 1991 to               Orleans,
                    Present), Vice President of                Louisiana
                    Hibernia National Bank (March
                    1990 to October 1991), Director
                    of Columbia Universal Corp.
                    (1984 to Present), Chairman and
                    Chief Executive Officer of
                    Columbia Universal Corp. (April
                    1994 to Present).

David S. Foster     Attorney at Law; Mediation and      1969   Cashiers,   69
                    Arbitration Services; Judge Pro            North
                    Temp., City Court, Lafayette,              Carolina
                    Louisiana (January 1992 to March
                    1993); Judge Pro Temp. 15th Judicial
                    District Court, State of Louisiana
                    (April 1987 to December 1987).

David M. Johnson    Private Investor. Executive Vice    1983   Houston,    58
                    President of Weatherford                   Texas
                    International, Inc. (December
                    1991 to January 1994); Chairman
                    of the Board of Petroleum
                    Equipment Tools Co. (March 1967 to
                    November 1991).

Kenneth M. Jones    Oil and Gas Investments.            1969   Hender-     63
                                                               sonville,
                                                               North
                                                               Carolina

Harry C. Sager      Retired.  Executive Vice President  1993   Houston,    66
                    of Conoco, Inc. (1989 - 1992).             Texas

George M. Small     Vice President, Chief Financial     1986   Lafayette,  51
                    Officer, Secretary and Treasurer           Louisiana
                    of the Company.

Howard Wolf         Attorney at Law.  Chairman of the   1986   Houston,    61
                    Board of Directors of the Company          Texas
                    (September 1986 to June 30, 1995).
                    Partner, Fulbright & Jaworski.

_______________________
(1) Mr. Clement is a director of Pride Petroleum Services, Inc. Mr. Crane is a director of Columbia Universal Corporation and Coho Energy, Inc.


                           EXECUTIVE COMPENSATION

        The following table sets forth the aggregate cash and noncash compensation paid by the Company and its subsidiaries for services rendered during the last three fiscal years to the Chief Executive Officer of the Company and each of the other four highest paid persons who were executive officers of the Company and whose total annual salary and bonus from the Company and its subsidiaries for the last completed fiscal year exceeded $100,000:

                          Summary Compensation Table

                                                           Long Term
                    Annual Compensation               Compensation Awards(3)
                  _______________________          ___________________________
                                                             Securities
                                            Other             Under-     All
                   Fiscal                  Annual  Restricted  lying    Other
    Name and        Year            Bonus   Comp.    Stock    Options/  Comp.
Principal Position Ended Salary($) ($) (1) ($) (2)  Award(s)  SARs(#)  ($) (4)
__________________ _____ _________ _______ _______  ________  ________ _______

James B. Clement    1996 $223,958  $25,195    $0    $     0    20,000  $11,744
 Chairman,          1995 $215,000  $51,278    $0    $40,635         0  $11,475
 President, and     1994 $215,000  $56,438    $0    $66,848         0  $11,475
 Chief Executive
 Officer

George M. Small     1996 $142,833  $10,713    $0    $     0    20,000  $ 9,382
 Vice President,    1995 $137,000  $36,305    $0    $     0    20,000  $ 9,207
 Chief Financial    1994 $137,000  $23,975    $0    $28,395    25,000  $ 9,207
 Officer, Secretary
 & Treasurer

Ralph B. Murphy     1996 $120,000  $ 6,000    $0    $     0     5,000  $ 3,600
 Vice President     1995 $120,000  $31,800    $0    $     0    10,000  $ 3,600
 Corporate Sales    1994 $120,000  $42,000    $0    $     0    15,000  $ 3,600

Hans J. Albert      1996 $113,833  $27,035    $0    $     0    15,000  $ 3,415
 Vice President     1995 $108,000  $28,620    $0    $     0    15,000  $ 3,240
 International      1994 $108,000  $26,460    $0    $13,429    17,500  $ 3,240
 Aviation Services

Gene Graves         1996 $135,833  $ 6,792    $0    $     0    15,000  $ 4,075
 Vice President     1995 $130,000  $34,450    $0    $     0    15,000  $ 3,900
 Domestic Aviation  1994 $130,000  $27,300    $0    $     0    25,000  $ 3,900

_____________________________
(1) Cash bonuses are listed in the fiscal year earned, but were paid partially or entirely in the following fiscal year. Under the terms of the 1994 Long-Term Management Incentive Plan (the "1994 Plan"), certain participants may elect to receive all or a portion of their awarded bonus in the form of restricted stock. These amounts (including the 20% additional awards in restricted stock provided as a deferral incentive) are reflected in the "Restricted Stock Award(s)" column although the restricted stock awards were not made until the following year.

(2) The stated amounts exclude perquisites and other personal benefits because the aggregate amounts paid to or for any executive officer as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation did not exceed the lesser of $50,000 or 10% of salary and bonus for fiscal 1996, 1995 and 1994.

(3) The "Restricted Stock Award(s)" column reflects the value, as of the date of grant, of the restricted stock received by the named individuals. Mr. Clement, Mr. Small, Mr. Graves and Mr. Albert received, respectively, 4,998, 2,123, 1,612 and 1,004 shares of restricted stock in lieu of $56,438, $23,975, $18,200 and $11,340 in cash for fiscal 1994. Mr. Clement received 3,010 shares of restricted stock in lieu of $34,185 in cash for fiscal 1995. Dividend income, if any, will be paid on the restricted stock at the same rate as paid to all stockholders. With respect to fiscal 1994 and fiscal 1995, restrictions will lapse 3 years and 30 months, respectively, from the date the restricted stock was awarded. With respect to the 1995 and 1994 fiscal years, the number of shares of restricted stock received in lieu of cash was determined by multiplying the amount of the foregone cash bonus by 1.2 (as a deferral incentive) and dividing that product by the average market price of the Company's Common
        Stock for the month of December 1993 ($13.55) or June 1994
        ($13.63).  At the end of the 1996 fiscal year, Mr. Clement, Mr.
        Small, Mr. Graves and Mr. Albert, respectively, had an aggregate of 8,008, 2,123, 1,612 and 1,004 shares of restricted stock, having an aggregate value on that date of $111,111, $29,457, $22,367 and $13,931. The Company awarded no restricted stock to these individuals for the 1996 fiscal year. During the 1996, 1995 and 1994 fiscal years, the Company maintained no long term incentive plan, as defined in applicable Securities and Exchange Commission rules. All options granted to the named executive officers in fiscal 1996 were awarded pursuant to the 1994 Plan, and all options granted to the named executive officers in 1995 and 1994 were awarded pursuant to the Offshore Logistics, Inc. 1989 Incentive Plan (the "1989 Plan"). The options granted under the 1989 Plan have a ten-year term, have an exercise price equal to the fair market value (as defined in the 1989 Plan) of the Company's Common Stock on the grant date, and include tandem grants of SARs, which permit the options to be surrendered in exchange for shares of stock, or a combination of cash and stock representing the difference between the option exercise price and the fair market value of the shares on the date of exercise. Under the 1989 Plan, if an employee resigns following a reduction in his authority or duties or is terminated other than for cause within one year preceding or three years following a change in control of the Company (as defined in the 1989 Plan), all outstanding options and SARs are immediately exercisable upon his resignation or termination. See footnote (1) on page 9 for a summary of certain of the terms of the options granted under the 1994 Plan. All of the options granted to the named executives became exercisable one year after the grant date.

(4) The stated amounts consist of the Company's matching contributions made pursuant to the Company's Employee Savings and Retirement
        Plan (the "401(k) Plan"), all of which are 100% vested, and the cost to the Company for premiums on Company-owned life insurance policies that the Company maintains for certain key employees, including Messrs. Clement, Small, Graves and Albert. All amounts stated for Messrs. Graves, Murphy and Albert are comprised exclusively of the Company's matching contributions pursuant to the 401(k) Plan. During the fiscal year ended 1996, the expense to the Company for the life insurance premiums was $5,025 and $5,097 for Messrs. Clement and Small, respectively, and the Company's matching contribution to the 401(k) Plan was $6,719 and $4,285 for Messrs. Clement and Small, respectively.


                 Option/SAR grants in Last Fiscal Year

        The following table shows, as to the named executive officers, information about option/SAR grants during the 1996 fiscal year:

                   Individual Grants
__________________________________________________________
                                                               Potential
                                                               Realizable
                              % of Total                    Value at Assumed
                             Options/SARs                     Annual Rates
                 Number of    Granted to                    of Stock Price
                 Securities    Employees                    Appreciation for
                 Underlying       in     Exercise   Expir-   Option Term (2)
                Options/SARs    Fiscal     Price    ation   _________________
   Name         Granted(#)(1)    Year    ($/Share)  Date       5%       10%
   ____         _____________ __________ _________  _____   ________ ________

James B. Clement     20,000       13%     $12.75   7/20/05  $160,368 $406,404
George M. Small      20,000       13%     $12.75   7/20/05  $160,368 $406,404
Ralph B. Murphy       5,000        3%     $12.75   7/20/05  $ 40,092 $101,601
Hans J. Albert       15,000       10%     $12.75   7/20/05  $120,276 $304,803
Gene Graves          15,000       10%     $12.75   7/20/05  $120,276 $304,803

______________________________________
(1) These awards were made pursuant to the 1994 Plan, have a ten-year term, have an exercise price equal to the fair market value (as defined in the 1994 Plan) of the Common Stock on the grant date, and include the right of the Company to purchase all or any part of the shares of Common Stock issuable upon exercise of the options by paying to the optionee an amount, in cash or Common Stock, equal to the excess of the fair market value of the Company's Common Stock on the effective date of such purchase over the exercise price per share. Options granted under the 1994 Plan may be exercised for cash and may also be paid for by delivering to the Company unrestricted Common
        Stock already owned by the optionee or by the Company's withholding shares otherwise issuable upon exercise of the options (or a combination thereof), as well as in such other manner as may be authorized by the committee administering the 1994 Plan (the "Committee"). Options under the 1994 Plan also grant the optionee the right, if the optionee makes payment of the exercise price by delivering shares of Common Stock held by the optionee, to purchase the number of shares of Common Stock delivered by the optionee in payment of the exercise price (a "Replacement Option"). Replacement Options are exercisable at a price equal to the fair market value of the Common Stock of the Company as of the date of the grant of the Replacement Option. The options granted under the 1994
        Plan also provide for certain "cashout" rights following a Change In Control (as defined in the 1994 Plan). The options granted under the 1994 Plan also provide that, subject to certain conditions, the Committee may permit the optionee to pay all or a portion of any taxes due with respect to exercise of the options (a) by electing to have the Company withhold shares of Common Stock due to the optionee upon exercise of the option or (b) by delivering to the Company previously owned shares of Common Stock.

(2) The dollar amounts shown in these two columns have been derived by multiplying the exercise price by the annual appreciation rate shown (compounded for the term of the options), by multiplying this product by the number of shares covered by the options, and then subtracting the aggregate exercise price of the options. The dollar amounts set forth under this heading have not been discounted to present value. Further, the dollar amounts are the result of calculations at the 5% and 10% rates set by the Securities and Exchange
        Commission and therefore are not intended to forecast possible future appreciation, if any, of the price of the Common Stock of the Company.


            Aggregated Option/SAR Exercises in Last Fiscal Year and
                      Fiscal Year End Option/SAR Values

        The following table shows, as to the named executive officers, the aggregate option exercises during fiscal year 1996 and the values of unexercised options as of June 30, 1996:

                                           Number of
                                           Securities       Value of
                                           Underlying      Unexercised
                                           Unexercised     In-the-Money
                                           Options/SARs    Options/SARs
                                           at FY-End(#)   at FY-End($)(1)
                    Shares                _____________   _______________
                 Acquired on   Value        Exercisable     Exercisable
     Name        Exercise(#) Realized($)  /Unexercisable  /Unexercisable
     ____        ___________ ___________  ______________  _______________

James B. Clement         0    $     0         310,000          $2,224,375
                                               20,000          $   22,500
George M. Small          0    $     0         130,500          $  603,063
                                               20,000          $   22,500
Ralph B. Murphy      5,000    $30,625          75,000          $  293,125
                                                5,000          $    5,625
Hans J. Albert      15,000    $82,838          48,000          $  102,750
                                               15,000          $   16,875
Gene Graves              0    $     0          40,000          $   44,375
                                               15,000          $   16,875

______________________________
(1) The dollar amounts shown in this column represent the aggregate excess of the market value of the shares underlying the unexercised in-the-money options as of June 30, 1996, over the aggregate exercise price of the options.



             Employment Contracts and Termination, Severance and
                         Change-of-Control Arrangements

        In February 1989, the Company entered into severance agreements with Messrs. Clement and Small to facilitate continuity of management in the event of any actual or threatened change of control of the Company. The agreements take effect in the event of a change of control (as defined in the agreements) of the Company and have a term of three years following the change of control. The agreements provide that if the executive's employment is terminated other than for cause or if the executive resigns following a reduction in his duties, compensation, or benefits, the executive is entitled to a lump sum payment equal to the product of his aggregate annual compensation times a fraction, the numerator of which is the number of months remaining under the severance agreement and the denominator of which is twelve. Based on compensation as of the end of fiscal 1996, the maximum total amount payable under these agreements is approximately $1,105,000.

        In addition, under the terms of the 1989 Plan, if within the one-year period preceding or the three-year period following a change in control of the Company (as defined in the 1989 Plan), a participant's employment is involuntarily terminated other than for cause, or he resigns following a diminution in the nature or scope of his authorities or duties, all outstanding options and SARs held by the executive become immediately exercisable.

        Under the terms of the 1994 Plan, if a change in control (as defined in the 1994 Plan) occurs, all outstanding options and SARs held by the employee participant become immediately exercisable; the restrictions and deferral limitations (if any) applicable to any then outstanding shares of Restricted Stock, Deferred Stock or other stock based awards made pursuant to the 1994 Plan (if any) become free of all restrictions, fully vested and transferable to the full extent of the award. Also, under the 1994 Plan, for a sixty-day period following a change in control (as defined in the 1994 Plan), unless the Committee that administers the Plan determines otherwise at the time of the award, the participant has the right to elect to surrender to the Company all or part of the stock options in exchange for a cash payment equal to the spread between the change in control price (as defined in the 1994 Plan) and the option exercise price.


        Compensation Committee Interlocks and Insider Participation

        Howard Wolf, Director of the Company and member of the Compensation Committee, is a partner of the law firm of Fulbright & Jaworski, which the Company retains from time to time to provide legal services.



          COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee is comprised exclusively of nonemployee directors and is responsible for formulating and making recommendations to the Board of Directors with regard to:

        --the Company's executive compensation policies and programs, and

        --specific salary and incentive awards to executive officers.

Compensation Policy

        In designing and implementing its executive compensation program, the Company follows a long-standing philosophy that management pay should be directly and substantially tied to the achievement by the Company of its performance objectives. A corollary principle guiding the Company's compensation programs that stock-based compensation should be an integral part of the program to align management incentives with share price. The Company also operates under the principle that short-term and long-term elements of compensation should be balanced. Finally, the Company believes that, to excel, it must continue to attract and retain highly talented and motivated employees at all levels, especially the senior executives.

        Accordingly, the Company's overall compensation policy is to provide a competitive compensation package designed to attract, motivate and retain key executive officers and to tie executive pay to overall Company performance and return to stockholders. The Company's executive compensation program consists of base salary, annual incentives and long-term incentives. Executive officers also participate in a 401(k) plan, a medical plan and other benefit plans available to employees generally.

        The compensation packages provided to the Chief Executive Officer and the other executive officers for the 1996 fiscal year were based in part on the recommendations of the outside consulting firm hired by the Company in 1993. The consulting firm met with Company management to discuss the strategic direction of the Company and the Company's objectives for its executive compensation programs. The consulting firm prepared a study based on several published executive compensation surveys conducted at different times that reviewed the compensation of executives at companies with revenues similar to those of the Company (hereafter, the "Compensation Study"). The group of companies reflected in the Compensation Study includes some of the peer companies set forth in the Stock Performance Graph on page 13 of this Proxy Statement.

1.      Base Salary

        The Committee reviews base salaries annually. Individual performance reviews are generally conducted once a year and are used in conjunction with the Company's comparison of salaries paid by its most direct competitors, the Compensation Study and an analysis of expected economic conditions in the oil and gas service industry to determine whether an employee's base salary will be modified. Salary increases in the 1996 fiscal year were based on individual performance and the Company's achievement of its profit goals, as well as salaries paid by Company competitors (including the companies in the Compensation
Study). In each of the last several years, the Chief Executive Officer initially has recommended to the Committee salary levels for the upcoming year for all Company officers other than himself. The Committee has reviewed the Chief Executive Officer's recommendations and industry comparisons and made its salary recommendations to the full Board. The Board approved all of the Committee's recommended salary levels for the 1996 fiscal year.

        The Company believes that the salaries of the executives named in the Summary Compensation Table for the 1996 fiscal year were at or near the median of the peer group considered by the Committee to constitute the Company's most direct competitors for executive talent. The Compensation Committee believes that not all of the companies in a peer group established to compare stockholder returns are necessarily representative of the companies competing with the Company for executive talent. Thus, the peer group used by the Company to compare compensation is a sub-group of the companies included in the peer group index in the Stock Performance Graph on page 13 of this Proxy Statement.

2.      Annual Incentives

        Cash bonuses provide an annual incentive to the Company's executives. For the 1996 fiscal year, bonus amount to executives were determined according to the terms of the Annual Incentive Plan approved by the stockholders in 1994. This element of the compensation program is designed to link executive pay to objective measures of the performance of the Company. The Company performance measures established by the Committee to determine bonus levels for the 1996 fiscal year were return on revenues, return on equity, earnings per share growth and revenue, each weighted equally at 25%. Threshold, target and maximum levels of Company performance were established for each performance measure, based on historical results, budgets and growth goals established by the Company. For the 1996 fiscal year, the Company achieved 15%, of the aggregate maximum level of performance on these four performance measures. Each of the employees who was designated to participate in the Annual Incentive Plan, including the executive officers, received a bonus equal to the appropriate percentage of his or her base salary set by the Committee for incentive opportunity.

        In accordance with the restricted stock payment alternative under the 1994 Plan, also approved by the stockholders in 1994, the executive officers may elect to receive all or any part of their bonuses in shares of Restricted Stock. The Committee believes that this application of Restricted Stock is an excellent vehicle for expanding the stock ownership of the executive officers and will further deepen the executive officers' commitment to the long-term objectives and performance of the Company and their identification with stockholder interests.

3.      Long-Term Incentives

        The Compensation Committee believes that granting stock options/stock appreciation rights is the most appropriate method of motivating and rewarding executive officers for the creation of long-term shareholder value. The Company has established a policy of awarding stock options and stock appreciation rights based upon continuing progress of the Company and on individual performance by its executives. The Committee uses only subjective and informal measures of Company and individual performance in deciding whether and, if so, how many options to award. Typically, stock options are granted annually. In July 1995, options were awarded to the executive officers, including the following grants to the executive officers named in the Summary Compensation
Table: James B. Clement -- 20,000; George M. Small -- 20,000; Ralph B.
Murphy -- 5,000; Hans J. Albert -- 15,000; and Gene Graves -- 15,000.
All awards shown in the Summary Compensation Table were made at fair market value at the time of grant so that holders will benefit from such grants only when, and to the extent, the stock price increases after the date of grant.

Compensation of Chief Executive Officer

        James B. Clement has been employed by the Company since 1976 and was elected President and Chief Operating Officer in 1986, Chief Executive Officer in 1987 and Chairman in 1995. The Compensation Committee seeks to align Mr. Clement's base salary and annual incentives at a reasonable level in comparison to the other companies in the Company's self-selected compensation peer group. In setting Mr. Clement's salary and bonus for the fiscal year ended 1996, the Committee reviewed the performance of both Mr. Clement and the Company in fiscal 1995 and 1994, as well as the recommendations of the compensation
consulting firm in its Compensation Study.   The Committee, however,
considered measures of Company performance only in a subjective and informal manner in fixing Mr. Clement's base salary. The Committee increased Mr. Clement's base salary to $225,750 per year effective September 1, 1996.

        Under the Annual Incentive Plan, Mr. Clement's incentive opportunity for fiscal 1996 was 75% of his base salary. Since the Company performed at the 15% level on the four performance measures, namely, return on revenues, return on equity, earnings per share growth and revenue growth (each weighted 25%) in fiscal 1996, Mr. Clement was entitled to a bonus equal to $25,195 for 1996. In accordance with the restricted stock payment alternative, Mr. Clement elected to receive 100% of his 1996 bonus in cash.

        Provisions of the Omnibus Budget Reconciliation Act of 1993 limit deductibility of certain compensation for the Chief Executive Officer and the additional four executive officers who were highest paid and employed at year end, effective for tax years beginning on or after January 1, 1994. The policy of this Committee related to this Act is to establish and maintain a compensation program that maximizes the creation of long-term value for stockholders. Action will be taken to qualify most compensation approaches to ensure deductibility except in those limited areas where the Committee believes that stockholder interests are best served by retaining flexibility of approach.


                                           COMPENSATION COMMITTEE



                                           David M. Johnson, Chairman
                                           Kenneth M. Jones
                                           Howard Wolf



                           STOCK PERFORMANCE GRAPH

        The following performance graph compares the yearly cumulative return on the Company's Common Stock to the NASDAQ Stock Market
(U.S. Companies) Index and a peer group index of companies selected by the Company, over a five year period ending on June 30, 1996. The peer group companies are Oceaneering International, Inc.; Petroleum Helicopters, Inc.; Tidewater, Inc.; Rowan Companies, Inc.; McDermott International, Inc.; and GulfMark International, Inc. The graph assumes
(i) the reinvestment of dividends, if any, and (ii) the value of the investment in the Company's Common Stock and each index to have been $100 at June 30, 1991.

       Comparison of Cumulative Stockholder Return 1991-1996

                             OLOG        Nasdaq          Peer
                             ____        ______          ____

     Jun-91                   100           100           100
     Jun-92                    97           120           102
     Jun-93                   153           151           147
     Jun-94                   156           153           143
     Jun-95                   160           204           145
     Jun-96                   159           261           213


                  DIRECTORS MEETINGS, FEES AND OTHER MATTERS

         The Company has standing Audit, Compensation, Executive and Nominating Committees of the Board of Directors. Effective March, 1996, compensation for nonemployee members of the Board of Directors was increased to $1,000 for each meeting attended, including committee meetings, and $8,000 per year, payable quarterly in arrears, except for the Secretary of the Board of Directors who receives $10,667 per year.

         The Board of Directors held four meetings during the past fiscal year. During this period, no incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors during the period in which he was a director and (ii) the total number of meetings held by all committees on which he served during the period in which he was a director.

         The 1991 Nonqualified Stock Option Plan for Nonemployee
Directors (the "1991 Plan") provides for the granting to directors who are not employees of the Company (the "Nonemployee Directors") of non-qualified options to purchase Common Stock. The 1991 Plan is administered by the Board of Directors. A total of 173,000 shares of Common Stock have been reserved for issuance at June 30, 1996, upon the exercise of options under the 1991 Plan, subject to adjustment in the event of stock splits, stock dividends and similar changes in the Company's capital stock.

         As of September 24, 1991, the date as of which the 1991 Plan was adopted by the Board of Directors, Nonemployee Directors were granted automatically options to purchase 500 shares of stock for each year of continuous service plus 2,000 shares. As of the date of the Company's Annual Meeting of Stockholders in each year that the 1991 Plan is in effect beginning with the Annual Meeting held on December 1, 1992, each Nonemployee Director who is elected or re-elected, or otherwise continues as a director of the Company following such Annual Meeting, will be granted an option to purchase 2,000 shares of Common Stock. However, no such options shall be granted to any Nonemployee Director who during the preceding 12 months missed 50% or more of the meetings of the Board of Directors and committees on which he served.

         The option price per share for each option granted under the 1991 Plan is the fair market value of the Common Stock on the date of grant. Under the 1991 Plan, options are not exercisable until six months after the date of the grant. The 1991 Plan will terminate on, and no options shall be issued after, the date of the annual meeting of stockholders in 2000, and any options outstanding on that date will remain outstanding until they have either expired or been exercised.

         The Audit Committee is composed of Messrs. Crane and Johnson.
The Committee is authorized to engage and discharge independent auditors; to review the fee, scope and timing of the independent audit and any other services rendered; to approve professional services rendered by the auditors; to review with the auditors and management the Company's policies and procedures with respect to accounting and financial controls; to review audit results with the auditors; and to direct and supervise special investigations. The Audit Committee held one meeting during the last fiscal year.

         Messrs. Johnson, Jones and Wolf comprise the Compensation Committee. The functions of the Compensation Committee are to recommend to the full Board compensation arrangements for senior management and directors; to recommend compensation plans in which officers and directors are eligible to participate; to recommend and, in some cases, to grant options or other benefits under such plans; and to take such other action as is delegated to it by the Board. The Compensation Committee held one meeting during the last fiscal year.

         The Executive Committee is comprised of Messrs. Clement, Foster, Small and Wolf. The Executive Committee is authorized to act on behalf of the full Board on a broad range of issues. The Executive Committee did not meet during the last fiscal year.

         Messrs. Jones, Johnson, and Wolf comprise the Nominating
Committee. The function of the Nominating Committee is to recommend nominees to serve on the Board of Directors and to take such action as is delegated to it by the Board. The Nominating Committee held one meeting during the last fiscal year.


          RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         Arthur Andersen LLP, conducted the examination of the Company's financial statements for the fiscal year ended June 30, 1996, and has been selected to conduct the examination of the Company's financial statements for the current year. Representatives of Arthur Andersen LLP, are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


                        VOTING OF THE PROXY

         SHARES REPRESENTED BY ALL PROPERLY EXECUTED PROXIES WILL BE VOTED AS DIRECTED THEREIN. IF NO DIRECTION IS SPECIFIED, SUCH SHARES WILL BE VOTED "FOR" THE NOMINEES.


                              GENERAL

         As of the date of the Proxy Statement, the only matters expected to come before the Annual Meeting are those set forth above. If any other matters are properly brought before the Annual Meeting or any adjournment thereof and if the shares for which the Proxy is given are entitled to vote thereon, it is the intention of the person named in the accompanying form of proxy to vote the Proxies on such matters in accordance with their best judgment.

         The cost of soliciting Proxies will be borne by the Company.
The directors, officers and employees of he Company may, but without compensation other than regular compensation, solicit Proxies by telephone, telegraph, or personal interview. The Company has retained ChaseMellon Shareholder Services to assist in the solicitation of Proxies for a fee of $4,500 plus out-of-pocket expenses. The Company will also reimburse brokerage firms, banks, trustees, nominees and other persons for their out-of-pocket expenses in forwarding proxy materials to the beneficial owners of the securities of the Company.

         Upon the written request of any stockholder entitled to vote at the Annual Meeting, the Company will provide, without charge, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended June
30, 1996. Any such request should be directed to George M. Small, Offshore Logistics, Inc., Post Office Box 5-C, Lafayette, Louisiana 70505. Requests from beneficial owners of shares of the Company must set forth a good faith representation that as of October 10, 1996, the requester was a beneficial owner of shares of the Company entitled to vote at the Annual Meeting.

                              By Order of the Board of Directors



                              George M. Small
                              Secretary


Lafayette, Louisiana
October 28, 1996

                           OFFSHORE LOGISTICS, INC.
                                     PROXY

                     This Proxy is Solicited on Behalf of
                           the Board of Directors

    The undersigned stockholder of OFFSHORE LOGISTICS, INC., a Delaware corporation (the "Company"), hereby appoints JAMES B. CLEMENT and GEORGE M. SMALL, and each of them, proxies with power of substitution to vote and act for the undersigned, as designated on the reverse side, with respect to the number of shares of the common stock the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at The Four Seasons Hotel, 1300 Lamar Street, Houston, Texas on Thursday, December 5, 1996, at 2:30 p.m., and at any adjournments thereof, and, at their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS SPECIFIED WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY.

    The Board of Directors of the Company recommends that you vote FOR each of the nominees listed on the reverse side for election as Directors of the Company.

                 THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
             PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

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                                         Please mark your
                                      votes as indicated in   [X]
                                           this example


Item 1--Election of the following nominees as Directors:

  For all      Withhold for    Withheld for the following only:
 nominees      all nominees    (Write the name(s) of the nominee(s)
   [  ]           [   ]        below)

                               James B. Clement, Louis F. Crane,
                               David S. Foster, David M. Johnson,
                               Kenneth M. Jones, Harry C. Sager,
                               George M. Small and Howard Wolf.

                               ____________________________________

                               ____________________________________


                      The undersigned hereby acknowledges
                      receipt of a copy of the accompanying
                      Notice of Annual Meeting of Stockholders and Proxy Statement and hereby revokes any proxy or proxies heretofore given.

                      Date: ----------------------------------


                      ----------------------------------------
                      Signature


                      ----------------------------------------
                      Signature

                      Please mark, date and sign as your
                      account name appears and return in the
                      enclosed envelope. If acting as
                      executor, administrator, trustee or
                      guardian, etc., you should indicate same when signing. If the signer is a corporation or partnership, please sign the full corporate name or partnership name by duly authorized officer or person. If the shares are held jointly, each stockholder named should sign.



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